[LOGO KERYX BIOPHARMACEUTICALS]                                 NEWS

                                                           For Immediate Release

KERYX CONTACT:
Ron Bentsur
Director of Investor Relations
Keryx Biopharmaceuticals, Inc.
Tel: +972 2 541 3500
E-mail: ron@keryx.com

   KERYX BIOPHARMACEUTICALS, INC. ANNOUNCES FOURTH QUARTER AND YEAR END 2002 FINANCIAL RESULTS AND REPORTS ON SUCCESSFUL IMPLEMENTATION OF RESTRUCTURING
                                    PROGRAM

NEW YORK, NEW YORK, March 31, 2003 - Keryx Biopharmaceuticals, Inc. (NASDAQ:
KERX; AIM: KRX), a biopharmaceutical company engaged in the acquisition, development and commercialization of novel pharmaceutical products for the treatment of serious, life-threatening diseases, including diabetes and cancer, today released financial results for the fourth quarter and year ended December 31, 2002. Keryx also reported the successful implementation of its restructuring program. This program has resulted in an approximate 70% reduction in staff and a re-focus of the Company's efforts primarily towards the development of its lead compound, KRX-101, which has successfully completed a Phase 2 trial for the treatment of diabetic kidney disease (diabetic nephropathy), and is expected to enable the Company to pursue potential acquisitions of additional clinical-stage drug candidates.

At December 31, 2002, the Company reported cash, cash equivalents, interest receivable and investment securities of $24.1 million compared to cash, cash equivalents, interest receivable and investment securities of $37.9 million at December 31, 2001.

The net loss for the quarter ended December 31, 2002 was $(2,797,000), or $(0.14) per share, compared to a net loss of $(2,661,000), or $(0.13) per share, for the quarter ended December 31, 2001, representing an increase of $136,000. The increase in net loss in the forth quarter of 2002, as compared to the fourth quarter of 2001, was primarily attributable to a $182,000 increase in research and development expenses, specifically, increased pre-clinical formulation and manufacturing costs associated with the KinAceTM technology and increased facilities-related costs, partially offset by reduced personnel-related costs and non-cash compensation. Further contributing to the increase in net loss was a $120,000 decrease in net interest income, due to fewer funds available for investment and significantly lower interest rates during the period. This was partially offset by a $174,000 decline in general and administrative expenses.

Net loss for the year ended December 31, 2002 was $(11,783,000), or $(0.59) per share, compared to a net loss of $(9,806,000), or $(0.50) per share, for the year ended December 31, 2001, representing an increase of $1,997,000. The increase in net loss in 2002, as compared to 2001, was primarily attributable to a $742,000 increase in research and development expenses, specifically, costs associated with the in-licensing of the Small Integrated Building-blocks (SIB) technology, as well as the in-licensing of the worldwide rights for the manufacturing process of KRX-101, increased personnel and related costs, and increased facilities-related costs, partially offset by a decline in non-cash compensation. Further contributing to the increase in net loss was a $1,718,000 decrease in net interest income, due to fewer funds available for investment and significantly lower interest rates during the period. This was partially offset by a $337,000 decline in general and administrative expenses.

Commenting on the year, Michael S. Weiss, Keryx's newly appointed Chairman and CEO, said, "2002 marked a year of change in our corporate strategy. In August 2002, Keryx implemented a significant restructuring plan designed to substantially cut costs. I continued and expanded on this program upon assuming the role of Chairman and CEO in December 2002. Pursuant to the implementation of these cost cutting measures, we have dramatically decreased our early-stage research expenditures. This enables us to focus on our lead product candidate, KRX-101, as well as provides us with the necessary resources to potentially in-license additional clinical-stage product candidates." Mr. Weiss added, "I have made the decision to move Keryx away from early-stage research because I do not believe that it is prudent for a company of our size to make significant investments in preclinical discovery and development without partnership support. As such, we continue to seek partners for our early-stage research programs, however, our primary efforts are now on the development of clinical-stage compounds. I believe this refocus will significantly benefit our shareholders in the future."

Commenting on KRX-101, Mr. Weiss stated, "We believe that KRX-101 represents an attractive, late-stage product opportunity. Because this drug has been primarily developed in Europe, we believe that the U.S. marketplace has overlooked the potential for this compound in the treatment of diabetic nephropathy. It is recognized in the literature that heparinoids demonstrate beneficial effects in in-vivo models of diabetic nephropathy. Additionally, members of this class of compounds have been shown to decrease pathological albumin excretion in diabetic nephropathy in man. However, their potential use in the long-term treatment of diabetic nephropathy is limited by route of administration (I.V.) and their anti-coagulant effects. KRX-101 is being developed as a novel heparinoid compound to be given orally, without the anti-coagulant effects. Over 20 clinical trials have suggested that it has the potential to be safe and effective in the treatment of diabetic nephropathy and other conditions, including a randomized, placebo-controlled 223-patient Phase 2 trial (the DiNAS study) conducted in Europe, which was published in the June 2002 issue of the Journal of the American Society of Nephrology. In order to fully demonstrate the value of KRX-101, Keryx intends to conduct a U.S.-based randomized placebo-controlled clinical study of KRX-101 for the treatment of diabetic nephropathy. We believe that this trial, which is currently being planned, should confirm the efficacy of this drug previously seen in the DiNAS Phase 2 study." Mr. Weiss added, "We are excited to test KRX-101 in North America and give U.S.-based physicians an opportunity to work with this promising new compound. By acting through a novel mechanism that is different from the drugs currently available to treat diabetic nephropathy, we believe that KRX-101 represents an exciting new drug for physicians treating this insidious disease. Moreover, we believe that, if successfully concluded, this trial will demonstrate the capabilities of KRX-101 in the treatment of diabetic nephropathy and will add significant value to the program and to Keryx shareholders. At the same time, we continue to opportunistically pursue partnership relationships for KRX-101."

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals is a drug development company focused on innovative therapies for cancer and diabetes. Keryx is developing KRX-101 (sulodexide), a novel treatment for diabetic nephropathy, for which the Company is in the process of planning its U.S.-based clinical program. Keryx is also seeking in-licensing opportunities of additional clinical-stage drug candidates. In


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

addition, Keryx is seeking partners for its novel KinAceTM drug discovery technology, which allows for rapid and rational development of drug candidates that target a vast range of protein kinases, and its associated product candidates. Keryx is traded on NASDAQ (KERX) and the London AIM (KRX).

Cautionary Statement

Statements contained or referenced in this news release that are not historical facts, including, but not limited to, statements concerning the clinical status, possible approval and market potential of Keryx's drug candidates, Keryx's ability to enter into pharmaceutical partnerships and its growth and future operating results, including the availability of cash to meet its expected operational requirements, may be forward-looking statements, as the term is defined in the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as "anticipate", "estimate", "expect", "project", "hope", "should', "intend", "plan", "believe", "scheduled", will" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Important factors may cause Keryx's actual results to differ materially, including: adverse results in its drug discovery and clinical development processes; failure to obtain patent protection for its discoveries; commercial limitations imposed by patents owned or controlled by third parties; difficulties or delays in obtaining regulatory approvals to market products resulting from its development efforts; the requirement for substantial funding to conduct research and development, and to expand commercialization activities. Important factors that might cause or contribute to such a discrepancy include, but are not limited to, the risks discussed under the heading "Risk Factors" in our Annual Report or Form 10-K, which has been filed with the Securities and Exchange Commission. Any forward-looking statements set forth in or incorporated into this news release speak only as of the date of this news release. Keryx does not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.keryx.com.

                               (Tables to Follow)


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

                         Keryx Biopharmaceuticals, Inc.
                      Selected Consolidated Financial Data
           (Thousands of US Dollars, Except Share and Per Share Data)

Statement of Operations:

                                             Three Months Ended December 31,      Year Ended December 31,
                                                        (unaudited)                     (audited)
                                                   2002            2001            2002            2001
                                                   ----            ----            ----            ----
OPERATING EXPENSE:
Research and Development
     Non-cash compensation                     $        157    $        269    $     (1,382)   $        (17)
     Other research and development                   1,958           1,664           9,523           7,416
                                               ------------------------------------------------------------
       Total research and development                 2,115           1,933           8,141           7,399
                                               ------------------------------------------------------------

General and administrative
     Non-cash compensation                     $          2    $         33    $         (4)   $        139
     Other general and administrative                   764             907           4,108           4,302
                                               ------------------------------------------------------------
      Total general and administrative                  766             940           4,104           4,441
                                               ------------------------------------------------------------

LOSS FROM OPERATIONS                                 (2,881)         (2,873)        (12,245)        (11,840)

OTHER INCOME (EXPENSE):
     Financing income, net                              110             230             513           2,231
     Taxes on income                                    (26)            (18)            (51)           (197)
                                               ------------------------------------------------------------

NET LOSS                                       $     (2,797)   $     (2,661)   $    (11,783)   $     (9,806)
                                               ============================================================

NET LOSS PER COMMON SHARE
     Basic and diluted                         $      (0.14)   $      (0.13)   $      (0.59)   $      (0.50)
                                               ============================================================

SHARES USED IN COMPUTING NET LOSS PER COMMON
SHARE
Basic and diluted                                19,897,025      19,744,303      19,897,939      19,699,542
                                               ============================================================

Balance Sheet:

                                               December 31, 2002       December 31, 2001
                                               -----------------       -----------------
                                                       (audited)               (audited)
Cash, cash equivalents, interest
    receivable and investment securities              $   24,131              $   37,856
Total assets                                              29,103                  43,067
Accumulated deficit                                      (45,502)                (33,719)
Stockholders' equity                                      26,330                  39,215


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